UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2023

VINCO VENTURES, INC.

(Exact name of registrant as specified in charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Address Not Applicable(1)	Address Not Applicable(1)
(Address of principal executive offices)	(Zip Code)

(866) 900-0992

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13©(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BBIG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

(1) We are a remote-friendly company, with several hubs and locations for employees to collaborate. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendment to the Articles of Incorporation

On May 4, 2023, pursuant to shareholder approval received on April 27, 2023, Vinco Ventures, Inc. (the “Company”) filed a certificate of change with the Secretary of State of the State of Nevada to effect a 1-for-20 reverse split of its issued and outstanding shares of common stock.

Item 8.01 Other Information

On May 10, 2023, the Company announced that on May 4, 2023 it filed a Certificate of Change with the State of Nevada for a 1-for-20 reverse split of its issued and outstanding shares of common stock. This reverse split was approved by its Board of Directors, and the shares of its common stock will begin trading on a split-adjusted basis at the commencement of trading tomorrow, May 11, 2023. The common stock shares will trade on the Nasdaq Capital Market under the same symbol “BBIG” with a new CUSIP number, 927330 209. As per the results of the Company’s annual meeting, the Board of Directors approved a 1-for-20 reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share. Every 20 shares of the Company’s issued and outstanding common stock will automatically convert into one share of common stock without any change to the par value of $0.001 per share. The amount of common stock outstanding will be reduced from approximately 260 million shares to approximately 13 million shares. Proportional adjustments will be made to the number of shares of common stock issuable upon exercise of the Company’s outstanding stock options and warrants, as well as the applicable exercise price.

The Company expects that the reverse stock split, which was approved by shareholders at its shareholder meeting on April 27, 2023, will increase the market price per share of the Company’s common stock, bringing the Company into compliance with The Nasdaq Capital Market’s $1.00 minimum bid price requirement.

Registered stockholders holding pre-split shares of the Company’s common stock are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, and will not be required to take any action in connection with the reverse stock split.

No fractional shares will be issued in connection with the reverse stock split. Any fractional shares created as a result of the reverse stock split will be rounded up to the nearest whole share for each stockholder. The reverse stock split impacts all holders of Vinco’s common stock proportionally and will not impact any shareholders’ percentage ownership of common stock (except as to rounding up changes).

Additional information regarding the reverse stock split is available on the Form 8-K filed May3, 2023, as well as in the Company’s definitive proxy statement (Form DEF 14A) filed with the United States Securities and Exchange Commission on March 31, 2023. Any additional questions can be directed to the Company’s transfer agent, Nevada Agency and Transfer Company, at 775-322-0626 or www.natco.com.

Item 9.01 Exhibits

99.1	Certificate of Change
99.2	Press Release
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 10, 2023

VINCO VENTURES, INC.

By:	/s/ Chris Polimeni
Name:	Chris Polimeni
Title:	CFO